Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-106087 on Form S-3 of our report dated February 14, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in PharmaNetics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated March 24, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” in such Registration Statement, as amended.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Raleigh, NC

August 15, 2003